Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

VSB BANCORP, INC.

Under Section 805 of the New York Business Corporation Law

(1)          The name of the corporation whose Certificate of Incorporation is being amended is VSB Bancorp, Inc. That is the name under which the corporation was formed.

(2)          The Certificate of Incorporation was filed by the Department of State on January 27, 2003.

(3)          Article FOURTH of the Certificate of Incorporation is amended to authorize the Corporation to issue an additional 7,000,000 shares having a par value of $0.0001 per share; and Article FOURTH of the Certificate of Incorporation is amended in full so that it shall read as follows:

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is ten million (10,000,000) shares, all of which shall have a par value of $0.0001 per share.

(4)          This amendment to the Certificate of Incorporation was authorized by the affirmative vote of a majority of all the issued and outstanding shares of stock of VSB Bancorp, Inc. after the approval thereof by the Board of Directors of VSB Bancorp, Inc.

Dated: May 5, 2011

VSB Bancorp, Inc

/s/Raffaele M Branca
Name:	Raffaele M. Branca
Title:	President & CEO